Exhibit 4.2
NORTH AMERICAN ENERGY PARTNERS INC.
AMENDED AND RESTATED
2004 SHARE OPTION PLAN
October •, 2006
I.      PURPOSE
     The purpose of the NORTH AMERICAN ENERGY PARTNERS INC. 2004 SHARE OPTION PLAN (the “Plan"), as amended and restated, is to provide a means through which North American Energy Partners Inc. (the "Corporation"), a Canadian corporation and the successor by amalgamation to NACG Holdings Inc., and its Affiliates, may attract able persons to be officers, Directors, or employees or to provide services to the Corporation or any of its Affiliates and to provide a means whereby officers, Directors, employees and/or service providers to the Corporation or any of its Affiliates can acquire and maintain share ownership in the Corporation, thereby strengthening their concern for the welfare of the Corporation or any of its Affiliates and their desire to remain in their employ or in their service. Accordingly, the Plan provides for granting Options in a manner best suited to the circumstances of the particular employee, officer, Director or service provider as set out herein.
II.      DEFINITIONS
     The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:
     (a) “1934 Act” means the United States Securities Exchange Act of 1934, as amended.
     (b) “Affiliates” means any affiliated body corporate of the Corporation as defined at Section 2(2) of the Canada Business Corporations Act.
     (c) “Award” means any Option granted to an employee, officer, Director or Consultant.
     (d) “Board” means the Board of Directors of the Corporation.
     (e) “Change of Control” means the occurrence of any one or more of the following events:
(i)	a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation or any of its Affiliates and another corporation or other entity, as a result of which the holders of Shares prior to the completion of the transaction hold less than 50% of the outstanding Voting Securities of the successor corporation after completion of the transaction;

(ii)	the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of the

Corporation and/or any of its subsidiaries which have an aggregate book value greater than 60% of the book value of the assets, rights and properties of the Corporation and its subsidiaries on a consolidated basis to any other person or entity, other than a disposition to a wholly-owned subsidiary of the Corporation in the course of a reorganization of the assets of the Corporation and its subsidiaries;

(iii)	a resolution is adopted to wind-up, dissolve or liquidate the Corporation;

(iv)	any person, entity or group of persons or entities acting jointly or in concert (an “Acquiror”) acquires, or acquires control (including, without limitation, the right to vote or direct the voting) of, Voting Securities of the Corporation which, when added to the Voting Securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or associates and/or affiliates of the Acquiror (as such terms are defined in the Act) to cast or to direct the casting of 50% or more of the votes attached to all of the Corporation’s outstanding Voting Securities which may be cast to elect directors of the Corporation or the successor corporation (regardless of whether a meeting has been called to elect directors);

(v)	as a result of or in connection with (A) a contested election of directors, or (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation or any of its Affiliates and another corporation or other entity, the nominees named in the most recent management information circular of the Corporation for election to the Board shall not constitute a majority of the Board;

(vi)	any person or entity or a group of persons or entities acting jointly or in concert with each other as contemplated by Section 13(d)(3) of the 1934 Act, acquires beneficial ownership, as defined in Rules 13d-3 and 13d-5 under the 1934 Act, of more than 50% of the outstanding Voting Securities of the Corporation (based upon voting power); or

(vii)	the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.
For the purposes of the foregoing, “Voting Securities” means Shares and any other shares entitled to vote for the election of directors and shall include any securities, whether or not issued by the Corporation, which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors including any options or rights to purchase such shares or securities.
     (f) “Committee” means the Compensation Committee of the Board or such other Committee of the Board as may be so mandated by the Board.
     (g) “Consultant” means a person that (i) is engaged to provide services to the Corporation or a Related Entity, other than services provided in relation to a distribution, (ii) provides the services under a written contract with the Corporation or a Related Entity and (iii)

spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or a Related Entity.
     (h) “Corporation” means North American Energy Partners Inc., the corporation resulting from the amalgamation of NACG Holdings Inc., NACG Preferred Corp. and North American Energy Partners Inc.
     (i) “Director” means an individual elected or appointed to the Board by the shareholders of the Corporation or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected or appointed to the Board after such date.
     (j) “Holder” means any employee, officer, Director, or Consultant of the Corporation or any Related Entity granted an Award.
     (k) “In the Money Value of the Option” means the amount, stated in Canadian dollars, by which the Market Price per Share for the Pricing Date exceeds the Option Price per Share, multiplied by the number of Shares related to the applicable Options.
     (l) “Insider” means an insider as defined in the Securities Act (Alberta), and also includes associates and affiliates of the insider.
     (m) “Lock-Up Period” means the period specified in the lock-up agreements entered into by certain Holders who are officers, directors or employees of the Corporation in connection with the Corporation’s initial public offering.
     (n) “Market Price” means the volume weighted average trading price of the Shares on the TSX or the New York Stock Exchange, (to be determined by where the majority of the trading volume and value of the Shares occurs), calculated by dividing the total value by the total volume of Shares traded for the five trading days immediately prior to the day on which the Market Price is to be determined; provided however that if the Shares have not traded for an extended period of time, the Market Price will be the fair market value of the Shares, as determined by the Board; provided further that the Market Price shall be at all times expressed in Canadian dollars and any U.S. dollar Market Price determinations shall be converted to Canadian dollars at the rate published by the Bank of Canada on the day immediately prior to the day on which the Market Price is to be determined.
     (o) “Option” means an option to purchase Shares of the Corporation granted pursuant to the terms hereof.
     (p) “Option Agreement” means a written agreement between the Corporation and a Holder with respect to an Option.
     (q) “Option Price” means the price at which a Share may be purchased upon exercise of an Option.
     (r) “Outstanding Issue” means the number of Shares outstanding on a non-diluted basis immediately prior to the proposed Option issuance.
     (s) “Plan” means the North American Energy Partners Inc. Amended and Restated 2004 Share Option Plan, as amended from time to time.

     (t) “Pricing Date” means the date of exercise of an Option (or if the Shares do not trade on the TSX or the New York Stock Exchange on such exercise date, the next date on which the Shares trade) provided that notice of the exercise of the Option is received by the secretary of the Corporation on or before 9:30 a.m. (Toronto time) on the exercise date; if the notice of exercise is received by the Secretary of the Corporation after 9:30 a.m. (Toronto time) on the exercise date, the Pricing Date shall be the next date upon which the Shares trade on the TSX or the New York Stock Exchange.
     (u) “Related Entity” means a person which is a related entity of the Corporation as defined in Section 2.22 of National Instrument 45-106 — Prospectus and Registration Exemptions, as adopted by the Alberta Securities Commission.
     (v) “Retirement” in respect of a Holder means the Holder ceasing to be an employee, officer or Director of the Corporation or a Related Entity after attaining a stipulated age in accordance with the Corporation’s normal retirement policy or earlier with the Corporation’s consent.
     (w) “Retirement Date” means the date that a Holder ceases to be an employee, officer or Director of the Corporation or a Related Entity due to the Retirement of the Holder.
     (x) “Settlement Shares” means the number of Shares obtained by dividing the In the Money Value of the Options which the Corporation has exchanged for a right to receive Settlement Shares by the Market Price of the Shares on the Pricing Date.
     (y) “Shares” means the common shares of the Corporation.
     (z) “Sponsor Group” means Sterling Group, L.P., Genstar Capital, L.P., Perry Strategic Capital Inc., Stephens Group Inc., or any of their Affiliates.
     (aa) “Termination” means: (i) in the case of an employee, the termination of the employment of the employee with or without cause by the Corporation or a Related Entity or cessation of employment of the employee with the Corporation or a Related Entity as a result of resignation or otherwise other than the Retirement of the employee; (ii) in the case of an officer or a Director, the removal of or failure to re-elect or re-appoint the individual as an officer or Director of the Corporation or a Related Entity (other than through the Retirement of an officer); and (iii) in the case of a Consultant, the termination of the services of a Consultant by the Corporation or a Related Entity.
     (bb) “Termination Date” means the date of the Holder’s last day actively at work for the Corporation or a Related Entity, regardless of the reason for cessation of employment.
     (cc) “TSX” means the Toronto Stock Exchange.
III.      EFFECTIVE DATE AND DURATION OF THE PLAN
     The Plan, as amended and restated, shall be effective upon the closing of the Corporation’s initial public offering.

IV.      ADMINISTRATION
     (a) Committee. The Plan shall be administered by the Committee.
     (b) Powers. Subject to the provisions of the Plan, the Committee shall have the sole authority, in its discretion, to recommend to the Board for approval which persons shall be granted Options, the time or times when such Award shall be made and the number of Shares which may be issued under each Option. In making such determinations, the Committee may take into account the nature of the services rendered by such persons, their present and potential contributions to the Corporation’s success and such other factors as the Committee in its discretion shall deem relevant.
     (c) Additional Powers. The Committee shall have only such additional powers as are delegated to it by the other provisions of the Plan or otherwise delegated to it by the Board. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective agreements executed thereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Award, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Article IV shall be subject to the approval of the Board.
     (d) Compliance with Legislation. The Board may postpone or adjust any exercise of any Option or the issue of any Shares pursuant to this Plan as the Board in its discretion may deem necessary in order to permit the Corporation to effect or maintain registration of this Plan or the Shares issuable pursuant thereto under the securities laws of any applicable jurisdiction, or to determine that the Shares and this Plan are exempt from such registration or to determine that the Shares issuable pursuant to this Plan may be issued in reliance upon applicable prospectus and registration exemptions. The Corporation is not obligated by any provision of this Plan or any grant hereunder to sell or issue Shares in violation of any applicable law. In addition, if the Shares are listed on a stock exchange, the Corporation will have no obligation to issue any Shares pursuant to this Plan unless the Shares to be issued have been duly listed, upon official notice of issuance, on a stock exchange on which the Shares are listed for trading.
V.      GRANT OF OPTIONS AND SHARES SUBJECT TO THE PLAN
     (a) Option Grant and Award Limits. The Committee may from time to time grant Options to one or more persons determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. In no event shall the aggregate number of Shares that may be issued from treasury under the Plan exceed 10% of the Outstanding Issue. Subject to paragraphs VII(d) and VII(e), Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Option. To the extent that an Option lapses or the rights of its Holder terminate, any Shares subject to such Option shall again be available for the grant of an Award.
     (b) Option Grants to Insiders. The maximum number of Shares issuable to Insiders, at any time, pursuant to this Plan and any other security based compensation arrangements of the Corporation is 10% of the Outstanding Issue. The maximum number of Shares issuable to

Insiders, within any one year period, pursuant to this Plan and any other security based compensation arrangements of the Corporation is 10% of the Outstanding Issue.
     (c) Other Terms and Conditions. At the time of an Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to the Award, including, but not limited to rules pertaining to termination of services or employment (by retirement, disability, death or otherwise) of a Holder prior to the expiration of such Award. Such additional terms, conditions or restrictions shall be set forth in the Option Agreement made in conjunction with the Award. Such Award agreements may also include, without limitation, provisions relating to (i) vesting of Options, subject to the provisions hereof accelerating vesting on a Change of Control, (ii) tax matters (including provisions covering applicable income tax and other withholding requirements), and (iii) any other matters not inconsistent with the terms and provisions of this Plan, that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.
     (d) Period of Award. The term of each Option shall be as specified by the Committee, provided that the expiry of each Option shall be the later of a fixed expiration date (the “Fixed Expiry Date”) or, in the event that the Fixed Expiry Date falls within, or immediately after, a blackout period self imposed by the Corporation or a Lock-Up Period to which the Holder, in either case, is subject, five business days after the end date of the blackout period or the Lock-Up Period, as the case may be. No Option term shall exceed ten years from the date of the grant, unless otherwise authorized by the Committee or the Board.
     (e) Limitation on Exercise of Awards. Any Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.
VI.      ELIGIBILITY
     (a) Eligibility for Awards. Awards may be granted, subject to applicable law, only to persons who, at the time of grant, are employees, officers, Directors or Consultants of the Corporation or any Related Entity. For greater certainty, an Award may be granted on more than one occasion to the same person or entity.
VII.      SHARE OPTIONS
     (a) Granting of Options. The Committee shall be entitled to grant Options to purchase Shares to persons determined to be eligible to participate in the Plan in accordance with the provisions of Article VI.
     (b) Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve. Each Option Agreement shall specify the time or times during which the Option may be exercised and shall specify the effect of termination of services or employment on the exercisability of the Option. Such Option Agreement may also include, without limitation, provisions relating to (i) vesting of Options, subject to the provisions hereof accelerating such vesting on a Change of Control, (ii) tax matters (including provisions permitting the withholding of a portion of the Holder’s cash remuneration by the Corporation or any Affiliate to satisfy federal, provincial or state income tax or other withholding), and (iii) any other matters not inconsistent with the terms and provisions of this Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.
     (c) Option Price and Payment. The price at which a Share may be purchased upon exercise of an Option shall be determined by the Committee at the time each Option is granted provided that such price shall be stated in Canadian dollars and shall not be less than the Market Price at such time. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Corporation. Unless the Holder elects the Cashless Exercise Alternative, or the Corporation exercises its discretion to issue Settlement Shares, the purchase price of the Shares for which an Option or portion thereof is exercised shall be paid in full in cash or by certified cheque to the Corporation at the time of exercise in the manner prescribed by the Committee.
     (d) Cashless Exercise Alternative. Each Option shall include a Cashless Exercise Alternative. A “Cashless Exercise Alternative” shall provide the Holder (or in the event of the death of the Holder, the Holder’s executors or personal representatives) with the right, on the exercise of a vested Option in accordance with the terms of the Option, to elect in the Holder’s sole discretion to dispose of the Option to the Corporation and to receive the In the Money Value of the Option in lieu of purchasing the number of Shares then purchasable under the Option. If the Holder elects the Cashless Exercise Alternative, the Holder (or in the event of the death of the Holder, the Holder’s executors or personal representatives) shall be entitled to payment of the In the Money Value of the Option exercised (less applicable statutory withholdings) as of the Pricing Date, provided that the Corporation may, at its sole option, delay the date of such payment to a date that is not later than 90 days after the Pricing Date, without payment of interest. On the exercise of Options pursuant to the Cashless Exercise Alternative, the number of Shares available for grant under the Plan shall be reduced by the number of Shares subject to such exercised Option and such Shares shall not be again available for the grant of an Award.
     (e) Stock Settlement Option. On the exercise of a vested Option by a Holder, and notwithstanding a Holder’s exercise of the Cashless Exercise Alternative, the Corporation may elect, at its sole discretion, to have such Option exchanged for a right of the Holder to receive Settlement Shares. The Option so exchanged shall be cancelled and the Corporation shall issue the Settlement Shares. The number of Shares available for grant under the Plan shall be reduced by the number of Settlement Shares issued, and a number of Shares equal to the difference between the number of Shares under the Option exchanged and the number of Settlement Shares issued shall be again available for the grant of an Award.
     (f) Shareholder Rights and Privileges. The Holder shall be entitled to all the privileges and rights of a shareholder only with respect to such Shares as have been purchased under the Option or such Settlement Shares as have been issued on an exercise of the Option and for which certificates of Shares have been registered in the Holder’s name.
     (g) Termination, Retirement or Death.
(i)	In the event of the Termination or Retirement of a Holder, each Option held by the Holder will cease to be exercisable 30 days after the Termination Date or Retirement Date, as the case may be, or such longer period as determined by the Committee, or as may otherwise be provided in the Holder’s Option Agreement. For greater certainty, such determination of a longer period may be made at, or at any time subsequent to, the date of grant of the Options, provided that no Option shall remain outstanding for any period which exceeds the expiry date of such Option. In the event that the date upon which each Option held by the Holder ceases to be exercisable in accordance with the provisions of this subsection (i) falls within, or immediately after, a blackout period self imposed by the Corporation or a Lock-Up Period to which the Holder, in either case, is subject, such date shall be automatically extended until the date which is five business days after the end date of the blackout period or the Lock-Up Period, as the case may be. The Committee may delegate authority to the Chief Executive Officer, the President and/or the Chief Financial Officer of the Corporation to make any determination with respect to the expiry or termination date of Options held by any departing Holder. If any portion of an Option has not vested on the Termination Date or Retirement Date, as the case may be, the Holder may not, on or after the Termination Date or Retirement Date, as the case may be, exercise such portion of the Option which has not vested, provided that the Committee may determine at any time, including for greater certainty at any time subsequent to the date of grant of the Options, that such portion of the Option vests automatically or pursuant to a vesting schedule determined by the Committee. The Committee may delegate authority to the Chief Executive Officer, the President and/or the Chief Financial Officer to make any determination with respect to vesting of Options or any portion thereof held by any departing Holder. Without limitation, and for greater certainty only, this subsection (i) will apply regardless of whether the Holder was dismissed with or without cause and regardless of whether the Holder received compensation in respect of dismissal or was entitled to a period of notice of termination which would otherwise have permitted a greater portion of the Option to vest.
(ii)	If a Holder dies, the legal representatives of the Holder may exercise the vested Options held by the Holder within a period of 30 days after the date of the Holder’s death, or such longer period as determined by the Committee, or as may otherwise be provided in the Holder’s Option Agreement. For greater certainty, such determination may be made at, or at any time subsequent to, the date of grant of the Options, provided that no Option shall remain outstanding for any period which exceeds the expiry date of such Option. In the event that the date upon which each Option held by the Holder ceases to be exercisable in accordance with the provisions of this subsection (ii) falls within, or immediately after, a blackout period self imposed by the Corporation or a Lock-Up Period to which the legal representatives of the Holder, in either case, are subject, such date shall be automatically extended until the date which is five business days after the end date of the blackout period or the Lock-Up Period, as the case may be. Options may be exercised only to the extent the Options were by their terms vested and exercisable on the date of death. The Committee may determine at any time, including for greater certainty at any time subsequent to the date of grant of the Options, that all or a portion of the Option vests automatically or pursuant to a vesting schedule determined by the Committee. The Committee may delegate authority to the Chief Executive Officer, the President and/or the Chief

Financial Officer to make any determination with respect to the expiry or termination date of Options or vesting of Options or any portion thereof held by the legal representatives of any deceased Holder. If the legal representative of a Holder who has died exercises the Option of the Holder in accordance with the terms of this Plan, the Corporation will have no obligation to issue the Shares or pay any amount under the Cashless Exercise Alternative until evidence satisfactory to the Corporation has been provided by the legal representative that the legal representative is entitled to act on behalf of the Holder to exercise the Options under this Plan.
VIII.      RECAPITALIZATION OR REORGANIZATION
     (a) If there is any change in the outstanding Shares by reason of a stock dividend or split, recapitalization, consolidation, combination or exchange of shares, or other fundamental corporate change, the Board will make, subject to any prior approval required of relevant stock exchanges or other applicable regulatory authorities, if any, an appropriate substitution or adjustment in (i) the exercise price of any unexercised Options under this Plan; (ii) the number or kind of shares or other securities reserved for issuance pursuant to this Plan; and (iii) the number and kind of shares subject to unexercised Options theretofore granted under this Plan; provided, however, that no substitution or adjustment will obligate the Corporation to issue or sell fractional shares. In the event of the reorganization of the Corporation or the amalgamation or consolidation of the Corporation with another corporation, the Board may make such provision for the protection of the rights of Holders as the Board in its discretion deems appropriate. The determination of the Board, as to any adjustment or as to there being no need for adjustment, will be final and binding on all parties.
     (b) In the event that there is a Change of Control, effective immediately prior to the Change of Control, all Options outstanding shall immediately vest and shall be immediately exercisable. Further, in the event of a Change of Control, prior to, or upon, the Change of Control becoming effective, the Committee, in its discretion may determine a limited period of time of not less than seven (7) days, (before or after such Change of Control) after which time all unexercised Options and all rights of Holders thereunder shall terminate.
     (c) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Corporation or any Affiliate to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, any amalgamation, merger or consolidation of the Corporation, any issue of debt or equity securities ahead of or affecting Shares or the rights thereof, the dissolution or liquidation of the Corporation or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. No Holder, beneficiary or other person shall have any claim against the Corporation, an Affiliate, or the Boards thereof, as a result of any such action.
     (d) Except as hereinbefore expressly provided, the issuance by the Corporation of shares of any class or securities convertible into shares of any class, for cash, property, labour or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to Awards theretofore granted or the purchase price per share, if applicable.
IX.      AMENDMENT AND TERMINATION OF THE PLAN
     Subject to the requisite shareholder and regulatory approvals set forth under subparagraphs (a) and (b) below, the Board may from time to time amend or revise the terms of the Plan or may discontinue the Plan at any time provided however that no such right may, without the consent of the Holder, in any manner adversely affect the Holder’s rights under any Option theretofore granted under the Plan.
     (a) The Board may, subject to receipt of requisite shareholder and regulatory approval, make the following amendments to the Plan:
(i)	any amendment to the number of securities issuable under the Plan, including an increase to a fixed maximum number of securities or a change from a fixed maximum number of securities to a fixed maximum percentage. A change to a fixed maximum percentage which was previously approved by shareholders will not require additional shareholder approval;

(ii)	any change to the class of Holders eligible to receive Awards which would have the potential of broadening or increasing Insider participation;

(iii)	the addition of any form of financial assistance;

(iv)	any amendment to a financial assistance provision which is more favourable to participants;

(v)	any addition of a cashless exercise feature, payable in cash or securities, which does not provide for a full deduction of the number of underlying securities from the Plan reserve;

(vi)	the addition of a deferred or restricted share unit or any other provision which results in participants receiving securities while no cash consideration is received by the Corporation; and

(vii)	any other amendments that may lead to significant or unreasonable dilution in the Corporation’s outstanding securities or may provide additional benefits to eligible participants, especially Insiders of the Corporation, at the expense of the Corporation and its existing shareholders.
     (b) The Board may, subject to receipt of requisite regulatory approval, where required, in its sole discretion and without the approval of shareholders, make all other amendments to the Plan that are not of the type contemplated in subparagraph (a) above including, without limitation:
(i)	amendments of a “housekeeping” nature, including, without limitation, amendments for the purpose of curing any ambiguity, error or omission in the Plan or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan, or to comply with applicable law or the requirements of any stock exchange on which the Shares are listed;

(ii)	a change to the vesting provisions of an Option or the Plan;

(iii)	a change to the termination provisions of an Option or the Plan which does not entail an extension beyond the original expiry date;

(iv)	a discontinuance of the Plan; and

(v)	the addition of provisions relating to phantom share units, such as restricted share units and deferred share units, which result in participants receiving cash payments, and the terms governing such features.
     (c) Notwithstanding the provisions of subparagraph (b) above, the Corporation shall additionally obtain requisite shareholder approval in respect of amendments to the Plan that are contemplated pursuant to subparagraph (b), to the extent such approval is required by any applicable laws or regulations.
X.      MISCELLANEOUS
     (a) No Right to An Award. Neither the adoption of the Plan by the Corporation nor any action of the Board or the Committee shall be deemed to give a Holder any right to be granted an Award to purchase Shares except as may be evidenced by an Option Agreement, and then only to the extent and on the terms and conditions expressly set forth therein.
     (b) No Employment Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Holder any right with respect to continuation of employment with the Corporation or any Affiliates or (ii) interfere in any way with the right of the Corporation or any Affiliates to terminate his or her employment at any time.
     (c) No Exemptions. The Corporation shall not be obligated to issue any Shares pursuant to any Award granted under the Plan at any time when, in the opinion of legal counsel for the Corporation, there is no exemption from the registration or prospectus requirements of such laws, rules or regulations applicable to the issuance and sale of such shares, including securities laws.
     (d) No Fractional Shares. No fractional shares shall be delivered and no cash in lieu of fractional shares will be paid by the Corporation to a Holder.
     (e) Withholdings. The Corporation and any of its Affiliates shall have the right to deduct in connection with all Awards any taxes or other amounts required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.
     (f) Restrictions on Transfer. An Award shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Holder’s lifetime only by such Holder or the Holder’s guardian or legal representative.
     (g) Governing Law. This Plan shall be construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.
October •, 2006.